Exhibit 99.2

NuCO2 Inc.
2800 SE Market Place, Stuart, Florida 34997
www.nuco2.com
email: investor_relations@nuco2.com

FOR IMMEDIATE RELEASE	CONTACTS:	NuCO2 Inc.:
Michael E. DeDomenico
Chairman and CEO
Robert R. Galvin
CFO and Executive Vice President
(772) 221-1754

NUCO2 INC. SHAREHOLDERS APPROVE MERGER AGREEMENT WITH
AFFILIATES OF AURORA CAPITAL GROUP
__________

STUART, FLORIDA, May 8, 2008 – NuCO2 Inc. (NASDAQ: NUCO) announced that at the Company’s Special Meeting of Shareholders held today, NuCO2’s shareholders overwhelmingly voted to approve the merger agreement with affiliates of Aurora Capital Group.

“We are pleased with the outcome of today’s vote and believe that our merger with Aurora Capital Group is the best outcome for our shareholders, our employees and the future of NuCO2,” said Michael E. DeDomenico, Chairman and Chief Executive Officer of NuCO2.  “On behalf of our Board of Directors and management team, I want to thank our shareholders, customers and dedicated employees for their support throughout this process.  We look forward to completing this transaction with Aurora as soon as possible and anticipate a smooth transition.”

Gerald L. Parsky, Chairman of Aurora Capital Group, said, “We are excited about this transaction and look forward to working closely with NuCO2’s talented employees and highly experienced management team to advance NuCO2’s long-term business goals and drive further growth and opportunities for the Company, its employees and customers.”

The transaction is expected to close by the end of May 2008, subject to the satisfaction or waiver of certain closing conditions. All required regulatory approvals for the merger have been obtained, including early termination under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

As previously announced, on January 29, 2008, NuCO2 entered into a definitive merger agreement with affiliates of Aurora Capital Group providing for the acquisition of NuCO2.  Under the terms of the merger agreement, NuCO2 shareholders will be entitled to receive $30.00 per share in cash for each share of NuCO2 common stock, without interest, for a total enterprise value of approximately $487 million.

About NuCO2

NuCO2 Inc. is the leading and only national provider of bulk CO2 products and services to the U.S. fountain beverage industry. With service locations within reach of virtually all of the fountain beverage users in the Continental U.S., NuCO2’s experienced professionals comprise the largest network of sales and support specialists in the industry serving national restaurant chains, convenience stores, theme parks and sports and entertainment complexes, among others. NuCO2’s revenues are largely derived from the installation, maintenance and rental of bulk CO2 systems and delivery of beverage grade CO2, which are increasingly replacing high pressure CO2, until now the traditional method for carbonating fountain beverages. The technology offers consistent quality, greater ease of operation, and heightened efficiency and safety utilizing permanently installed on-site cryogenic storage tanks. NuCO2 provides systems and services that allow its customers to spend more time serving their customers. Visit NuCO2’s website at www.nuco2.com.

About Aurora Capital Group

Aurora Capital Group (“Aurora”) is a Los Angeles-based private equity firm managing over $2.0 billion that utilizes two distinct investment strategies.  Aurora Equity focuses principally on control-investments in middle-market industrial, manufacturing and selected service oriented businesses, each with a leading position in sustainable niches, a strong cash flow profile, and actionable opportunities for both operational and strategic enhancement.  Aurora Resurgence invests in debt and equity securities of middle-market companies and targets complex situations that are created by operational or financial challenges either within a company or a broader industry.  For more information about Aurora Capital Group, visit www.auroracap.com or www.aurorares.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. We are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.   Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the inability to complete the merger due to the failure to satisfy the conditions to the completion of the merger and (3) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger.  Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.